Exhibit 32.2

Statement Pursuant to Section 906 of Sarbanes-Oxley Act of 2002

The undersigned, Gary D. Woerz, CFO and President of American International Industries, Inc, a Nevada corporation, hereby makes the following certification as required by Section 906(a) of the Sarbanes-Oxley Act of 2002, with respect to the following ammended annual report filed pursuant to Section 15(d) of the Securities Exchange Act of 1934: Annual Report on Form 10-KSB/A for the year ended December 31, 2004.

The undersigned certifies that the above amended annual report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, and information contained in the above ammended annual report fairly presents, in all respects, the financial condition of American International Industries, Inc. and results of its operations.

Date: January 30, 2006
Gary D. Woerz
Chief Financial Officer and President
/s/ Gary D. Woerz